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Exhibit 10.8

LOAN AGREEMENT made on 10 December 2002

BETWEEN

(1)
GP FINANCIERE NEWSUB 1 SCS (LUX), a Société à commandite simple organised under the laws of The Grand Duchy of Luxembourg, with its registered office at 398, route d'Esch, L-1025 Luxembourg, represented by its general partner (associé-gérant commandité) GP Financière New Sub 1 Ltd, represented by Mr Domnin de Kerdaniel (the Borrower);

(2)
LUMINA PARENT S.À.R.L., a Société à responsabilité limitée organised under the laws of The Grand Duchy of Luxembourg, with its registered office at 5 boulevard de la Foire L-1528 Luxembourg under noB-87.573, (the Guarantor); and

(3)
SCHNEIDER ELECTRIC S.A., a company limited by shares organised under the laws of France, with its registered office at 43-45 boulevard Franklin Roosevelt, F-92500 Rueil Malmaison, France, registered with the Registry of Commerce and Companies of Nanterre under no 542.048.574, (the Lender).

IT IS AGREED:

1.     DEFINITIONS AND INTERPRETATION

Definitions

1.1
In this Agreement, except where the context otherwise requires:

  Business Day means a day on which banks in Paris, France, are generally open for the transaction of business of the nature contemplated by this Agreement;

  FIMEP SA is a société anonyme subject to the laws of France, having its registered offices in 89 rue Taitbout, 75009 Paris, registered with the French trade registry under number 421 259 615 RCS Paris. FIMEP is the direct holding company of FIMAF SAS, a société par actions simplifiée subject to the laws of France, having its registered offices in 89 rue Taitbout, 75009 Paris, registered with the French trade registry under number 421 259 615 RCS Paris. FIMAF is the direct holding company of Legrand SA;

  Final Maturity Date has the meaning given to it by clause 4.1;

  Interest Period has the meaning given to it by clause3.2;

  Listing means admission to trading of all or any part of the share capital on any recognised investment exchange;

  Loan has the meaning given to it by clause 2;

  Loan Amount means the aggregate of all outstanding amounts owed by the Borrower to the Lender under this Agreement, whether of principal or interest, and whether or not payment of such amounts has been demanded by the Lender.

  Lumina Participation is a Société à Responsabilité Limitée incorporated under Luxembourg law with a share capital of €12,500 whose registered office is 5, Boulevard de la Foire, L-1528 Luxembourg, registered under number B-88.254.

  Mezzanine Credit Agreement has the meaning given to it by clause 4.1 (a);

  Senior Credit Agreement means the Senior Credit Agreement date 26 July 2002 by and between among others, FIMAF, Lumina Financing 1 Sàrl, Crédit Suisse First Boston (Europe) Limited, Lehman Brothers International (Europe) and the Royal Bank of Scotland plc), as amended;

  SPA means the share purchase agreement dated July 26, 2002 between the Borrower and the Lender.

Construction

1.2
References in this Agreement to "clauses" are references to clauses of this Agreement unless otherwise stated.

1.3
Headings are for ease of reference only and shall not affect the interpretation of this Agreement.

2.     PRINCIPAL AMOUNT

Immediately upon execution of this Agreement, the Lender agrees and undertakes to fund (or procure the funding) to the Borrower on the date hereof an amount in cash equal to € 150,000,000 (one hundred and fifty million euros) (the "Loan") which shall be, as at the date hereof, the Loan Amount under this Agreement (as subsequently adjusted from time to time in accordance with this Agreement).

3.     INTEREST

3.1
The rate of interest payable on the Loan Amount shall accrue annually at a rate of 5.50% per annum. The interest shall be capitalised at the end of each Interest Period (as such term is defined hereafter). No expenses, commissions or other fees shall be payable, except as specifically provided under this Agreement.

3.2
The first interest period shall commence on (and including) the Closing Date and shall end on (but excluding) the first anniversary of the Closing Date. Each subsequent interest period shall begin on (and excluding) the last day of the preceding interest period and shall have a duration of one year. The last interest period shall end on the Final Maturity Date (as defined below). Each such interest period shall be referred to as an "Interest Period". Any interest payable in respect of a period of less than one year should be calculated on the basis of a 360 day year, 12 months of 30 days and the number of days elapsed.

3.3
Interest accrued in relation to each Interest Period shall be paid on the Final Maturity Date only.

4.     REPAYMENT

4.1
The Loan, together with the interest accrued thereon, shall be repaid on the date (the "Final Maturity Date") which is the earlier of:

(a)
the date falling thirty days after the later of the date (i) all amounts due under the Mezzanine Credit Agreement dated 26 July 2002 and between, among others, Lumina Financing 1 Sàrl, Credit Suisse First Boston (Europe) Limited, Lehman Brothers International (Europe) and The Royal Bank of Scotland Plc (as Mezzanine Joint Lead Arrangers), as amended (the "Mezzanine Credit Agreement") have been finally paid or repaid in full and (ii) all amounts due with respect to any debt instrument (such as high yield notes) issued by Lumina Parent or any affiliate of Lumina Parent or the Borrower or any other entity in lieu of or for the purpose of repaying or in connection with the repayment of all or part of the Mezzanine Credit Agreement (the "Hight Yield Issue"), and have been finally paid or repaid in full; and

(b)
13 years from the Closing Date (as such term is defined in the SPA).

  Notwithstanding the foregoing provision, the Loan or any part thereof can be repaid at any time prior to the Final Maturity Date at the request of Borrower without premium or penalty, fees or expenses. The Borrower shall give no less than ten days notice in writing to the Lender specifying the date of the early repayment, which date must be a Business Day.

4.2
The Loan shall be prepaid in whole or in part as indicated below in advance of the Final Maturity Date:

(a)
within thirty days from the date Lumina Parent (whether it is then the Guarantor or not) or Lumina Participation Sarl or any of its subsidiaries (other then FIMEP and any of its subsidiaries) receives any proceeds from the Listing of Legrand or any company which owns shares directly or indirectly (including through intermediate companies) in Legrand pursuant to a secondary offering of shares and to the extent of the proceeds so received; and

(b)
within thirty days from the date Lumina Parent (whether it is then the Guarantor or not) or Lumina Participation Sàrl or any company which becomes a subsidiary of Lumina Parent (other than FIMEP and its subsidiaries) receives from FIMEP SA or any subsidiaries of FIMEP SA (including Legrand) dividends or other proceeds in cash in connection with the direct or indirect (including through intermediate companies) holding of shares in FIMEP SA or any of its subsidiaries (including Legrand) and to the extent of such proceeds.

  For the purpose of clause 4.2 (b) above Lumina Parent shall include any company which replaces Lumina Parent as the ultimate holding company of the Legrand group.

  The Borrower acknowledges that no prepayment pursuant to this clause 4.2 constitutes per se a breach of the Senior Credit Agreement, and/or the Mezzanine Credit Agreement.

4.3
If the Lender receives from the Borrower any sum not due and payable to the Lender in accordance with the terms of this agreement, the Lender undertakes immediately to repay those sums to the Borrower, without prejudice to its other rights and obligations under this agreement.

4.4
The Loan shall be unsecured.

5.     PAYMENTS

5.1
Any payments due to be made by the Borrower hereunder shall be made to such bank account as the Lender may specify in writing in full without any deduction or withholding (whether in respect of set-off, counterclaim, duties, taxes, charges or otherwise howsoever) except if the Borrower is required by law to make any such deduction or withholding, in which case it shall (i) ensure that the deduction or withholding does not exceed the minimum amount legally required; (ii) pay to the relevant taxation or other authorities, as appropriate, the full amount of the deduction or withholding, (iii) furnish to the Lender within 30 days of such payment an official receipt from such authorities for all amounts deducted or withheld if such is available, or otherwise a certificate of deduction or equivalent evidence of the relevant deduction or withholding.

5.2
Any sum due for payment hereunder on a day which is not a business day will be paid on or extend to the next succeeding business day.

5.3
If and to the extent that full payment of any amount due hereunder is not made by the Borrower on the due date then interest shall be charged on such overdue amount from and including the date of such default to and excluding the date payment is received by the Lender (as well after as before judgement) calculated on the basis of a year of 365 days and the actual number of days elapsed at a rate equal to 7.5% per annum, without prejudice to the right to claim damages for breach of contract.

6.     REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

6.1
The Borrower represents and warrants as follows:

(a)
all necessary corporate and other action has been taken to authorise it to enter into this Agreement and perform the transactions contemplated hereby;

  (b)
  this Agreement when executed by the Borrower will constitute valid, binding and enforceable obligations on its part.

6.2
The Lender represents and warrants as follows:

(a)
all necessary corporate and other action has been taken to authorise it to enter into this Agreement and perform the transactions contemplated hereby;

(b)
this Agreement when executed by the Lender will constitute valid, binding and enforceable obligations on its part.

7.     GUARANTEE

The Guarantor jointly and severally (solidairement) guarantees the performance of the Borrower of its obligations under this Agreement, and will be liable to the Lender for any failure of the Borrower to comply with its obligations hereunder as it had been the Borrower.

In any case, the Lender undertakes not to seek liability of the general partner (i.e. GP Financière New Sub 1 Ltd) of the Borrower or of its direct or indirect shareholders (excluding the Guarantor and the Borrower) for any matter in connection with this Agreement.

8.     MISCELLANEOUS

8.1
No failure to exercise and no delay in exercising, on the part of the Lender, any right, power or privilege hereunder or under this Agreement or any other documents ancillary thereto shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. No waiver by the Lender shall be effective unless it is in writing.

8.2
Any notice or communication under or in connection with this Agreement shall be in writing and shall be delivered personally, or by post, telex, fax or cable to the addresses given in this Agreement or at such other address as the recipient may have notified to the other party in writing. Proof of posting or despatch of any notice or communication shall be deemed to be proof of receipt:

(a)
in the case of a letter, on the third business day after posting;

(b)
in the case of a telex, fax or cable, on the business day immediately following the date of despatch.

8.3
The parties' details are as follows:

(a)
The Borrower

      GP Financière Newsub 1
      Mr. Domnin de Kerdaniel
      c/o GP Financière New Sub 1
      398 Route d'Esch
      L-1025 Luxembourg

    With a copy to:

      Lumina Parent
      5, Boulevard de la Foire
      L-1528 Luxembourg
      Att: The Chairman

  (b)
  The Lender

      Schneider Electric S.A
      Mr. Juan Pedro Salazar
      43/45 Boulevard Franklin Roosevelt
      92504 Rueil Malmaison
      Fax: +33 (0) 1 41 29 71 97

  (c)
  The Guarantor

      Lumina Parent
      5, Boulevard de la Foire
      L-1528 Luxembourg
      Att: The Chairman

8.4
This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

8.5
The variation of any of the terms of this Agreement shall not be valid unless it is in writing and signed by representatives of each of the parties hereto. The expression variation shall include any supplement, deletion or replacement.

8.6
The Lender shall not be entitled to set off any sum due hereunder with any sum due and/or payable by the Borrower under this letter or otherwise.

8.7
Neither of the parties may assign or transfer all or any part of its rights and obligations hereunder without the prior consent of the other party, except (i) for any transfer by the Lender after the Closing Date to any of its affiliates and except (ii) that the Guarantor may assign its rights and obligations hereunder to any of its affiliated companies, provided that it directly or indirectly controls Legrand SA, which shall then become the Guarantor in place of Lumina Parent.

8.8
This Agreement and the relationship between the parties shall be governed by, and interpreted in accordance with the law of France.

8.9
Each of the parties irrevocably agrees that the Tribunal of Commerce of Paris shall have exclusive jurisdiction to hear and determine any suit, action or proceedings and to settle any dispute which may arise out or in connection with this Loan and for such purposes irrevocably submits to the jurisdiction of such courts.

Signed by the authorised representatives of the parties

SIGNED by Domnin de Kerdaniel	)
for and on behalf of GP Financière	)
Newsub 1 Ltd representing	)
GP Financière Newsub 1 SCS	)
SIGNED by Juan Pedro Salazar	)
for and on behalf of	)
Schneider Electric	)
SIGNED by Domnin de Kerdaniel	)
and Arnaud Desclèves	)
for and on behalf of	)
Lumina Parent	)

10 December 2002

GP FINANCIERE NEWSUB 1 SCS
(as Borrower)

and

SCHNEIDER ELECTRIC S.A.
(as Lender)

LOAN AGREEMENT

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  Exhibit 10.8